CGCMT, Commercial Mortgage Pass-Through
Certificates, Series 2006-C4 $2.26B NEW ISSUE CMBS
Lead-Mgrs:  Citigroup Global Markets Inc.(Book Runner) / Barclays Capital
Co-Managers: Banc of America Securities LLC / Deutsche Bank Securities Inc. /
PNC Capital Markets LLC
Rating Agencies:  Moodys / Fitch

Class   Size       M/F      Coup   Type    WAL      Price     Yield    Spread
A-1     $79.95    Aaa/AAA   5.72   Fx/Cap  3.24   100.2332    5.719    S+8
A-2     $152.71   Aaa/AAA   5.72   WAC     6.61    99.5325    5.929    S+25
A-SB    $135.18   Aaa/AAA   5.72   WAC     7.15    99.4909    5.934    S+25
A-3     $831.31   Aaa/AAA   5.72   WAC     9.62    99.1702    5.973    S+26
A-1A    $385.32   Aaa/AAA           NOT AVAILABLE
A-M     $226.35   Aaa/AAA   5.72   WAC     9.84    98.8755    6.016    S+30
A-J     $164.11   Aaa/AAA   5.72   WAC     9.92    98.6659    6.047    S+33
B       $50.93    Aa2/AA    5.72   WAC     9.96    98.3826    6.088    S+37
C       $25.47    Aa3/AA-   5.72   WAC     9.96    98.2379    6.108    S+39
D       $31.12    A2/A      5.72   WAC     9.96    97.8055    6.168    S+45

Timing
Settlement - Thursday June 29th
Dated Date - June 1
1st Coupon - July 15

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